News Release
Document Security Systems, Inc. 585.325.3610

Document Security Systems, Inc. Launches AuthentiGuard® DX

Rochester, NY, October 29, 2008 – Document Security Systems, Inc., (NYSE/Alternext US LLC:DMC) a leader in patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, announced and launched the customer-ready release of AuthentiGuard® DX, its innovative digital information security technology.

AuthentiGuard® DX is a networked appliance that allows the author of any Microsoft Office document (Outlook, Word, Excel, or PowerPoint) to secure nearly any of its alphanumeric content when it is printed or digitally stored. AuthentiGuard® DX prints selected content using DMC’S patented technology so that it cannot be read by the naked eye. Reading the hidden content, or authenticating the document is performed with a proprietary viewing device or software.

Delivering security at the click of a mouse, AuthentiGuard® DX allows critical electronic files to become highly secure content that can be printed or archived in corporate storage systems. AuthentiGuard® DX “shields” documents so that they can't be tampered with or changed and will alert authorized users to attempted changes. AuthentiGuard® DX can also be used with the company’s existing line of security enhanced paper products to provide an increased level of fraud protection.

“In the face of widespread counterfeiting and brand fraud, securing digital content has become an increasing challenge throughout the enterprise. AuthentiGuard DX allows the corporate user to layer additional security to “shield” their content from unauthorized reproduction and viewing. Initial feedback from commercial enterprises that have previewed AuthentiGuard DX have been extremely positive,” said Patrick White, CEO of Document Security Systems.

“A game-changing technology, AuthentiGuard DX is the gateway that offers protection from the digital to the physical and is an additional critical security component which has not previously been available. AuthentiGuard DX leverages our expertise in fraud and anti copy technologies to create dynamic solutions that address the security needs for all levels of government, large manufacturers, healthcare organizations, academic institutions, and financial institutions.

“The launch of this new digital product, the first of its kind, is another step forward towards our goal of evolving from an IP licensing company to a customer driven, full–service provider of a wide range of digital and non-digital security products and solutions to further monetize our IP and patented technologies,“ concluded White.

More information about AuthentiGuard DX can be found at the following link:
http://www.documentsecurity.com/dx

About Document Security Systems, Inc.
Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. DMC’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID cards, internet commerce, passports and gift certificates. DMCS’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Contact:
Lippert/Heilshorn & Associates, Inc.
Amy Gibbons
213-838-3777
agibbons@lhai.com